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                                                       EXHIBIT 10.1


                       [DuPont Merck Letterhead]


June 3, 1998



John E. Bagalay, Ph.D.
President & CEO
Cytogen Corporation
600 College Road East
Princeton, NJ 08540-5308

Dear John:

This Letter Agreement ("Agreement") is intended to confirm our mutual agreement (i) to terminate the License Agreement dated December 20, 1994, as amended on March 29, 1996 (collectively, the "License Agreement") under which the parties collaborated on the research, development, manufacture, marketing and sale of Quadramet, and (ii) to enter into an interim arrangement wherein DuPont Merck would continue to make Quadramet available in the marketplace while seeking a third party to acquire rights to Quadramet. It is understood that this letter is a statement of agreement, binding on the parties, and not merely a statement of understanding. Towards this, the parties agree as follows:

1. General Principles. The parties intend to dissolve the relationship created by the License Agreement and to transfer all rights granted therein to a third party or back to Cytogen. The parties further intend to release each other from any and all duties, obligations, payments and the like due now or in the future under the terms of the License Agreement. The License Agreement is hereby terminated in its entirety. As of the date first shown above, all rights, duties, payments and obligations, except those relating to confidentiality, relating to the License Agreement are extinguished. Henceforth, no reference shall be made to the License Agreement. Instead, all aspects of the parties relationship with respect to Quadramet shall be governed by this Agreement.

2.   Appointment.

     (a) Cytogen hereby appoints DuPont Merck, for the term of this Agreement, as a manufacturer and distributor of Quadramet. Pursuant to this appointment, DuPont Merck will manufacture, sell and distribute, but not promote or detail, Quadramet to physicians and patients requesting it. DuPont Merck will invoice, ship, record sales and set the price of Quadramet during the term hereof. As consideration for this appointment, DuPont Merck will pay Cytogen an amount equal to fifty percent (50%) of net sales of Quadramet. Within fifteen (15) days following the end of each month, DuPont Merck will provide Cytogen with a report of that month's sales of Quadramet, so that Cytogen can report the revenue. DuPont Merck will include with said report the payment due for such month.

     (b) Cytogen hereby appoints DuPont Merck its exclusive agent to identify and negotiate with third parties capable of and interested in acquiring rights to Quadramet. Promptly after the date first shown above, DuPont Merck will contact selected third parties and negotiate on Cytogen's behalf for the terms and conditions of a license agreement for Quadramet. Such agreement will include a grant by Cytogen to the selected third party under Cytogen's intellectual property (including, patents, know-how and trademarks) to make, have made, use and sell Quadramet. [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED]


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DuPont Merck will not be a party to the contemplated agreement, rather the parties will be Cytogen and the third party. DuPont Merck shall not be liable for, nor shall it in anyway be responsible for the performance of any third party acquiring rights to Quadramet. DuPont Merck's efforts under this Section 2(b) shall continue until expiration of this agreement of this Agreement, and shall cease thereafter. In no event shall DuPont Merck be liable to Cytogen under any theory whatsoever if DuPont Merck is not successful in identifying and/or concluding negotiations with any third party.

3.   Payments.

     (a) Within five (5) days of the date first shown above, DuPont Merck shall advance Cytogen $3.8MM [CONFIDENTIAL TREATMENT
HAS BEEN REQUESTED].  While this amount is not refundable
(provided Cytogen otherwise complies with the terms and conditions of this Agreement), [CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED].

     (b) In the event DuPont Merck receives the upfront payment contemplated under Section 2(b), then DuPont Merck will pay Cytogen any amount it is due in excess of the amount advanced under Section 3(a). [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED].

4.   Subsequent Manufacture.   The parties anticipate that DuPont
Merck will continue manufacturing Quadramet for a period of two
(2) years from the date first shown above. In furtherance of this, the parties shall enter into a separate written agreement for the manufacture and supply of Quadramet, on terms and conditions that shall be negotiated by the parties in good faith.

5.   Release.

     (a) DuPont Merck, for itself and on behalf of its officers, directors, employees, agents, assigns, predecessors, successors-in-interest, subsidiaries, and affiliates, hereby releases, remises and discharges
Cytogen and its officers, directors, employees, agents, assigns, predecessors, successors-in-interest, subsidiaries, and of and from all debts, payables, receivables, demands, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, and liabilities involving the development, production, manufacture, sale or marketing of Quadramet, both in law and in equity, which DuPont Merck now has or ever has had against Cytogen, whether known or unknown, from the beginning of the world to this date, including without limitation all claims involving the development, production, or marketing of Quadramet under the License Agreement and/or which were or could have been asserted in Cytogen Corporation v. The DuPont Merck Pharmaceutical
Company, C.A. No. (NJ), but excluding the obligations of Cytogen under this Agreement, and any and all existing confidentiality agreements which shall remain in force and effect from the date of this release pursuant to their terms.

     (b) Cytogen, for itself and on behalf of its officers, directors, employees, agents, assigns, predecessors, successors-in-interest, subsidiaries, and affiliates, hereby releases, remises and discharges DuPont Merck and its officers, directors, employees, agents, assigns, predecessors, successors-in-interest,


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subsidiaries, and of and from all debts, payables, receivables, demands, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, and liabilities involving the development, production, manufacture, sale or marketing of Quadramet, both in law and in equity, which Cytogen now has or ever has had against DuPont Merck, whether known or unknown, from the beginning of the world to this date, including without limitation all claims under the License Agreement and/or which were or could have been asserted in Cytogen Corporation v. The DuPont Merck Pharmaceutical, C.A. No.
(NJ), but excluding the obligations of DuPont Merck under this Agreement, and any and all existing confidentiality agreements which shall remain in force and effect from the date of this release pursuant to their terms.

6. Assignment. DuPont Merck may assign this Agreement without approval to DuPont Pharmaceuticals Company.

7. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware and the Delaware courts, without regard to conflict of laws.

8. Term. This Agreement shall be effective as of the date first shown above and shall continue for a term of [CONFIDENTIAL
TREATMENT HAS BEEN REQUESTED] thereafter or the execution of a definitive agreement between Cytogen and a third party for Quadramet, whichever is shorter. Upon expiration of this Agreement all rights and obligations of the parties created hereby will end.
Thereafter, Cytogen shall be solely responsible for all activities relating to Quadramet.

If the foregoing is in accordance with your understanding, please indicate your agreement by signing in the space provided in the enclosed copy of this letter and promptly return it to us.



Very truly yours,

THE DUPONT MERCK PHARMACEUTICAL COMPANY


By: /s/ Richard Dolighan
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Accepted and Agreed:

Cytogen Corp.


By: /s/ John E. Bagalay, Jr.
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